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                                                               EXHIBIT 12.1

                                CE GENERATION, LLC
                       RATIO OF EARNINGS TO FIXED CHARGES
                      (AMOUNTS IN THOUSANDS, EXCEPT RATIO)

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                                                                                                              Nine Months Ended
                                                                   Year Ended December 31,                      September 30,
                                                 -------------------------------------------------------- -------------------------
                                                     1994         1995        1996       1997      1998       1998         1999
Pre-tax income from continuing operations              58,381     39,479     61,698    113,374   145,996     109,344     79,686

Income on equity investment in unconsolidated
       subsidiaries                                         -          -     (4,263)   (14,542)  (10,732)     (8,635)   (17,718)
Distributed income of equity investee                       -          -      8,295     23,960    16,903      13,455     22,841

Capitalized interest                                     (708)    (5,776)    (4,805)         -      (347)          -     (2,614)
Amortization of capitalized interest                        -          -        192        331       303         227        227
                                                 -------------------------------------------------------- ----------------------
Capitalized interest, net                                (708)    (5,776)    (4,613)       331       (44)        227     (2,387)

                                                       57,673     33,703     61,117    123,123   152,123     114,391     82,422
Fixed charges:
Interest expense and amortization of deferred
       finance charges on all indebtedness             13,177     65,997     77,669     80,907    74,653      54,784     58,343

Total fixed charges                                    13,177     65,997     77,669     80,907    74,653      54,784     58,343

Earnings before income taxes and fixed charges         70,850     99,700    138,786    204,030   226,776     169,175    140,765

Ratio of earnings to fixed charges                       5.38       1.51       1.79       2.52      3.04        3.09       2.41

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